Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-171094) of Apple Hospitality REIT, Inc. and in the related Prospectus of our reports dated March 6, 2015, with respect to the consolidated financial statements and schedule of Apple Hospitality REIT, Inc., and the effectiveness of internal control over financial reporting of Apple Hospitality REIT, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2014.

/s/ ERNST & YOUNG LLP
Richmond, Virginia
March 6, 2015